EXHIBIT 99.1

               Contact:     Glen  Y.  Sato
                            Chief  Financial  Officer
                            Exelixis,  Inc.
                            (650)  837-7565
                            gsato@exelixis.com
                            ------------------

               EXELIXIS ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif.- November 13, 2001 - Exelixis, Inc., (Nasdaq:EXEL) today reported financial results for the quarter ended September 30, 2001. For the quarter, the company reported a net loss of approximately $13.4 million, or $0.28 per share, excluding non-cash charges for stock compensation expense, and amortization of goodwill and intangibles. For the third quarter of 2000, the net loss was approximately $5.5 million, or $0.13 per share, excluding non-cash charges.

At September 30, 2001, cash, cash equivalents and short-term investments totaled approximately $132.3 million, compared to $112.6 million at December 31, 2000.

For the quarter ended September 30, 2001, total revenues almost doubled to $11.9 million from $6.1 million for the same period of 2000. The increase was due primarily to new collaborations formed with Bristol-Myers Squibb and Protein Design Labs, in addition to increased contract revenues from existing collaborations. The third quarter of 2001 also included revenues from Aventis CropScience resulting from the December 2000 acquisition of Agritope, Inc. (now Exelixis Plant Sciences, Inc.) and revenues from government grants resulting from the May 2001 acquisition of Artemis Pharmaceuticals GmbH.

Research and development expenses for the third quarter of 2001 were $21.3 million, excluding stock compensation expense of $1.1 million, compared to $11.1 million, excluding stock compensation expense of approximately $2.3 million, for the equivalent period of 2000. The increase reflects expenses from both Exelixis Plant Sciences and Artemis Pharmaceuticals, neither of which were part of Exelixis a year ago, as well as expansion of South San Francisco research and development to support new collaborations and the continued expansion of our drug discovery organization. For the quarter ended September 30, 2001, general and administrative expenses totaled $4.8 million, excluding stock compensation expense of $0.6 million, compared to $2.6 million, excluding stock compensation expense of approximately $1.2 million, in the third quarter of 2000. The increase resulted primarily from additional staffing required to support our expanding worldwide research and development efforts. The third quarter of 2001 also included $1.4 million for the amortization of goodwill and intangibles from recent acquisitions.

"The third quarter was highly productive for Exelixis, both in establishing key strategic partnerships with leading companies such as Bristol-Myers Squibb and Elan and in moving our internal programs forward aggressively," said George A. Scangos, Ph.D., president and chief executive officer of Exelixis, Inc. "We are confident in the robust potential of our internal pipeline and remain on track to announce our first lead compound by year end."

Recent  Highlights:

- During the third quarter, Exelixis entered into a new collaboration with Bristol-Myers Squibb to discover a new generation of cancer drugs. As part of the collaboration, BMS purchased $20 million of common stock at $33.30 per share. Under the agreement, each company receives half of the targets generated under the collaboration, and Exelixis also received royalty-free rights to DEAE rebeccamycin, a cancer compound in Phase II clinical development.

- Exelixis signed chemistry collaborations with Elan Pharmaceuticals and Scios, for the generation of high-quality, small molecule compound libraries for high-throughput screening. Exelixis receives financial compensation for the compounds, which reduces the cost of developing its internal libraries, and can use these compounds for its internal programs in addition to its partnered programs.

- As part of the initiation of a new inflammation program, scientists at Exelixis and the Institute of Molecular and Cellular Biology in Strasbourg, France, identified and characterized a gene involved in mediating the innate immune response, a discovery that could have significant implications in treating a wide variety of human inflammatory diseases, such as rheumatoid arthritis, asthma, atherosclerosis and inflammatory bowel disease. The findings were published in the October 11th issue of Developmental Cell.

- Protein Design Labs accepted several cancer antibody targets from Exelixis for further research and development. Under the agreement, Exelixis retains the right to co-fund and co-develop antibodies resulting from the collaboration. For antibody products developed by Protein Design Labs that Exelixis elects not to co-develop, Exelixis will be entitled to specified milestone payments and royalty payments on any product sales.

- Exelixis continued to deliver targets and assays to partners throughout the course of the quarter, earning milestone payments in most cases.


Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be closed or entered into after October 31, 2001.

For the fourth quarter, Exelixis anticipates that revenues will increase in the range of 5-10%. Due to continued expansion of the drug discovery operations and clinical development to support our effort to file our first IND for a proprietary lead compound in 2002 as well as manufacture and develop our Phase II cancer product, expenses, excluding non-cash charges, will increase in the range of 10-15% from the third quarter levels. For 2001, Exelixis continues to expect a cash burn in the range of $42-47 million based on total revenues of $40-45 million. Exelixis also continues to expect to report a cash, cash equivalents and short term investments balance in excess of the $112.6 million reported at December 31, 2000.

Exelixis, Inc. is a leading worldwide genomics-based drug discovery company focused on product development through its expertise in comparative genomics and model system genetics. An outstanding team of company scientists has developed multiple fungal, nematode, insect, plant and vertebrate genetic systems. Exelixis' proprietary model systems and comparative genomics technologies address gene function by using biologically relevant functional genomics information very early on in the process to rapidly, efficiently and cost-effectively translate sequence data to knowledge about the function of genes and the proteins that they encode. The company has a significant internal cancer discovery and drug development program, through which a number of compounds are expected to complete screening by the end of the year. Exelixis believes that its technology is broadly applicable to all life science industries, including pharmaceutical, diagnostic, agricultural biotechnology and animal health and the company has active collaborations with Aventis CropScience, Bayer, Bristol-Myers Squibb, Elan Pharmaceuticals, Pharmacia, Protein Design Labs, Scios and Dow AgroSciences, and is building its internal development program in the area of oncology. For more information, please visit the company's web site at www.exelixis.com.
                               ----------------

Exelixis  and  the  Exelixis  logo  are  registered  U.S.  trademarks.

This press release contains forward-looking statements, including without limitation the matters discussed in the "Outlook" section. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in its forward-looking statements as a result of many factors, including Exelixis' ability to enter into new collaborations, continue existing collaborations and receive milestones and royalties derived from future products developed from its research efforts; the rate of growth, if any, in license and contract revenues, the timing and level of expenses associated with the growth of proprietary programs and the ability to identify and develop compounds against proprietary cancer targets; expenses and debt repayment associated with the integration of Artemis; and the amount and timing of investments in manufacturing and clinical development of the rebeccamycin analogue currently in Phase II clinical studies that was acquired from Bristol-Myers Squibb in July 2001. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Annual Report on Form 10-K for the year ended December 31, 2000 and other SEC reports. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

                                                         EXELIXIS, INC.
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                            (in thousands, except per share amounts)
                                                           (unaudited)


                                                        Three Months Ended September 30,      Nine Months Ended September 30,
                                                      ------------------------------------  ------------------------------------
                                                             2001               2000                2001               2000
                                                      -----------------  -----------------  -----------------  -----------------
Revenues:
  License                                             $          2,716   $            907   $          4,564   $          2,271
  Contract and government grants                                 9,212              5,211             23,649             14,914
                                                      -----------------  -----------------  -----------------  -----------------
    Total revenues                                              11,928              6,118             28,213             17,685
                                                      -----------------  -----------------  -----------------  -----------------

Operating expenses:
  Research and development                                      21,330             11,137             55,899             28,956
  Selling, general and administrative                            4,810              2,635             12,677              7,774
  Amortization of goodwill and intangibles                       1,397                  -              3,673                  -
  Acquired in-process research and development                       -                  -              6,673                  -
  Stock compensation expense                                     1,687              3,501              5,857             12,059
                                                      -----------------  -----------------  -----------------  -----------------
    Total operating expenses                                    29,224             17,273             84,779             48,789
                                                      -----------------  -----------------  -----------------  -----------------

Loss from operations                                           (17,296)           (11,155)           (56,566)           (31,104)

Other income (expense):
  Interest and other income                                      1,617              2,318              5,109              4,333
  Interest expense                                                (811)              (162)            (1,460)              (488)
                                                      -----------------  -----------------  -----------------  -----------------
    Total other income                                             806              2,156              3,649              3,845
                                                      -----------------  -----------------  -----------------  -----------------


Net loss                                              $        (16,490)  $         (8,999)  $        (52,917)  $        (27,259)
                                                      =================  =================  =================  =================

Net loss excluding non-cash charges for
  stock compensation, amortization of goodwill and
  intangibles, and acquired in-process research and
  development                                         $        (13,406)  $         (5,498)  $        (36,714)  $        (15,200)
                                                      =================  =================  =================  =================

Basic and diluted net loss per share excluding
  non-cash charges                                    $          (0.28)  $          (0.13)  $          (0.80)  $          (0.56)
                                                      =================  =================  =================  =================

Shares used in computing basic and diluted
  net loss per share excluding non-cash charges                 47,750             41,179             45,848             27,235
                                                      =================  =================  =================  =================

Pro forma basic and diluted net loss per share
  excluding non-cash charges (1)                      $          (0.28)  $          (0.13)  $          (0.80)  $          (0.42)
                                                      =================  =================  =================  =================

Shares used in computing pro forma basic
  and diluted net loss per share excluding non-cash
  charges (1)                                                   47,750             41,179             45,848             36,034
                                                      =================  =================  =================  =================

(1) Shares used in computing pro forma basic and diluted net loss per share include convertible stock outstanding during 2000 using the if-converted method from the original date of issuance.



                                   EXELIXIS, INC.
                           CONSOLIDATED BALANCE SHEET DATA
                                   (in thousands)

                                                    September 30,     December 31,
                                                        2001            2000 (2)
                                                    -------------     ------------
                                                     (unaudited)
Cash, cash equivalents & short-term investments        $132,283         $112,552

Working capital                                         103,005           95,519

Total assets                                            246,717          204,914

Stockholders' equity                                    149,411          162,734

(2) Derived from the audited consolidated financial statements